Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 15, 2007, accompanying the consolidated financial statements and schedules (which report expressed an unqualified opinion and contains an explanatory paragraph to the adoption of SFAS 123(R), “Share-Based Payment”, as revised) and management’s assessment of the effectiveness of internal control over financial reporting included in the Annual Report of Fiberstars, Inc. and subsidiaries on Form 10-K for the year ended December 31, 2006. We consent to the use of the aforementioned reports in the Registration Statement and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

August 31, 2007